                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                Delchamps, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                          (Title of Class Securities)


                                   246615108
                        ------------------------------
                                (CUSIP Number)


 Frederick T. Kuykendall, III, Cooper, Mitch, Crawford, Kuykendall & Whatley
 505 North 20th Street, Suite 1100, Birmingham, Alabama 35203; (205) 328-9576
--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               October 28, 1997
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [X].

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      E. Harmon Anderson, Jr.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             575
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          575
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      575
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Rebecca V. Anderson
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             575
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          575
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      575
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Annwill Corporation
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      Alabama
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          7,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Ruth W. Bedsole
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             6,250
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          6,250
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      6,250
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard Bounds
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             5,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      5,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Bryanell S. Brown
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             10,525
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          10,525
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      10,525
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Darrell Brown
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             10,525
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          10,525
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      10,525
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Darrell Ralford Brown
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             3,550
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,550
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,550
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Caroline Brown
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             3,550
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,550
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,550
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Paul E. Brown
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             3,140
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,140
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,140
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      William M. Callahan, Jr.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             600
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          600
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      600
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Mollye S. Callahan
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             600
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          600
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      600
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      David Gerold Chunn
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,200
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          7,200
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,200
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      John R. Cross
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      John Randolph Delchamps
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      BF;OO
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             254,723
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          254,723
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      254,723
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      3.5%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Nancy H. Delchamps
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO - Gift
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             254,723
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          254,723
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      254,723
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      3.5%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Raine Bedsole Demmas
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      John E. Foster
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;OO - IRA
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,250
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,250
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,250
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Adeline D. Foster
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;OO - IRA
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,250
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,250
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,250
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      William O. Haas
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             18,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          18,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      18,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Ann R. Haas
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             18,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          18,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      18,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      W. Dwight Harrigan
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             17,750
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          17,750
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      17,750
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      William Dwight Harrigan, III
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,900
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,900
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,900
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Ann B. Hearin
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             950
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          950
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      950
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Joan H. Hearn
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,500
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,500
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,500
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Ann A. Hinote
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             12,165
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          12,165
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      12,165
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Samuel I. Hinote
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             12,165
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          12,165
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      12,165
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Thomas A. Horst, Jr.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             5,400
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          5,400
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      5,400
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Ann s. Bedsole
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,350
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,350
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,350
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Diane A. Ireland
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,200
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,200
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,200
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Scott B. Ireland
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,200
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          1,200
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,200
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Frederick T. Kuykendall, III
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             21,180
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          21,180
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      21,180
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.3%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Marsha A. Lauder
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             3,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Robert E. Lee
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;BF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             19,500
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          19,500
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      19,500
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.3%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      John H. Martin
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             59,519
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          59,519
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      59,519
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.8%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Paul H. Parham
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             3,350
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,350
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,350
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      John Sevier Parker
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             3,200
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,200
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,200
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Rodney A. Pilot
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             15,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          15,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      15,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      J. Paul Sims
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             4,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          4,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jacqueline E. Sims
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             4,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          4,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      G. Marhsall Smith
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             12,900
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          12,900
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      12,900
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Gloria G. Smith
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             12,900
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          12,900
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      12,900
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.2%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Lawrence P. Thomas
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             900
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          900
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      900
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Janet M. Thomas
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             900
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          900
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      900
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Hugh C. Van Hooser
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;OO - IRA
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             19,545
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          19,545
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      19,545
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.3%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Olive Van Hooser
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF;OO - IRA
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             19,545
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          19,545
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      19,545
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.3%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Brent H. Waldron
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO - Gift
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             10,138
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          10,138
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      10,138
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      George J. Waldon, III
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF, BF, OO - Gifts
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             63,309
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          63,309
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      63,309
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.9%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Joan H. Waldron
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF, BF, OO - Gifts
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             63,309
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          63,309
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      63,309
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.9%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Joel Michael Waldron
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      PF
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             170
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          170
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      170
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Mae S. Waldron
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      OO - Gifts and distribution from ESOP
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             27,630
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          27,630
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      27,630
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.4%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D



  CUSIP NO. 246615108                                      PAGE___OF___PAGES
            ---------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Hosea O. Weaver and Sons, Incorporated
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4

      WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)                                                     [_]


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6

      USA
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             6,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          6,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      6,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13

      0.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.   Security and Issuer
          -------------------

               The class of equity securities to which this statement on
Schedule 13D relates is the Common Stock, par value $0.01 per share ("Securities") of Delchamps, Inc. (the "Issuer"), an Alabama corporation, with principal offices located at 305 Delchamps Drive, Mobile, Alabama 36602.

Item 2.   Identity and Background
          -----------------------

               (a)  This statement is filed by E. Harmon Anderson, Jr., Rebecca
V. Anderson, Annwill Corporation, Ann S. Bedsole, Ruth W. Bedsole, Richard Bounds, Bryanell S. Brown, Darrell Brown, Darrell Raiford Brown, Caroline Brown, Paul E. Brown, Mollye S. Callahan, William M. Callahan, Jr., David Gerald Chunn, John R. Cross, John Randolph Delchamps, Nancy H. Delchamps, Raine Bedsole Demmas, John E. Foster, Adeline D. Foster, William O. Haas, Ann R. Haas, W. Dwight Harrigan, William Dwight Harrigan, III, Ann B. Hearin, Joan H. Hearn, Ann
A. Hinote, Samuel I. Hinote, Thomas A. Horst, Jr., Diane A. Ireland, Scott B. Ireland, Frederick T. Kuykendall, III, Marsha A. Lauder, Robert E. Lee, John H. Martin, Paul H. Parham, John Sevier Parker, Rodney A. Pilot, J. Paul Sims, Jacqueline E. Sims, G. Marshall Smith, Gloria G. Smith, Lawrence P. Thomas, Janet M. Thomas, Hugh C. Van Hooser, Olive Van Hooser, Brent H. Waldron, George
J. Waldron, III, Joan H. Waldron, Joel Michael Waldron, Mae S. Waldron, and Hosea O. Weaver and Sons, Inc. (collectively, the "Reporting Entities" or the "Reporting Persons").

               (b) The following sets forth the residence or business address of each Reporting Person who is a natural person and the business address of each Reporting Person who is a corporation: E. Harmon Anderson, Jr., and Rebecca
V. Anderson is 2288 Burgett Road Mobile,

Alabama 36605-2801. The business address of Annwill Corporation is 561 Fairhope Avenue, Fairhope, Alabama 36533. The residence of Ruth W. Bedsole is 304 Portis Avenue, Jackson, Alabama 36545. The residence of Richard Bounds is 1601 Dauphin Street, Mobile, Alabama 36604. The residence of Bryanell S. Brown and Darrell Brown is P.O. Box 347, Highway 17, Millry, Alabama 36558. The residence of Caroline Brown and Darrell Raiford Brown is P.O. Box 37, Millry, Alabama 36558. The residence of Paul E. Brown is P.O. Box 51, Millry, Alabama 36558. The residence of William M. Callahan, Jr. and Mollye S. Callahan is 131 High Acres, Jackson, Alabama 36545. The residence of David Gerald Chunn is 1404 Bel Air, #25, Pascagoula, Mississippi 39581. The residence of John R. Cross is 3924 Yester Place, Mobile, Alabama 36608. The residence of John Randolph Delchamps and Nancy H. Delchamps is 2557 S. Delwood Drive, Mobile, Alabama 36606. The residence of Raine Bedsole Demmas is 4 Audubon Boulevard, Louisiana 70118. The residence of John E. Foster and Adeline D. Foster is P.O. Box 999 Foley, Alabama 36535. The residence of William O. Haas and Ann R. Haas is 561 Fairhope Avenue, Fairhope, Alabama 36533. The residence of W. Dwight Harrigan is Orange Hill Road, Fulton, Alabama 36446. The residence of William Dwight Harrigan, III is Route 2 Box 177 AA Grove Hill, Alabama 36451. The residence of Ann B. Hearin is 18170 Scenic Highway 98, Point Clear, Alabama 36532. The residence of John H. Hearn is 2821 Gaslight Lane East, Mobile, Alabama 36695. The residence of Ann
A. Hinote and Samuel I. Hinote is 1 Sans Souci Lane, Montrose, Alabama 36559. The residence of Thomas A. Horst, Jr. is 128 B Du Rhu Drive, Mobile, Alabama 36608. The residence of Ann S. Bedsole is 3632 Dauphin Street, Suite 101C, Mobile, Alabama 36608. The residence of Scott B. Ireland and Diane A. Ireland is 90 River Route, Magnolia Springs, Alabama 36555. The business address of Frederick T. Kuykendall, III is 505 20th Street North, 1100 Financial

Center, Birmingham, Alabama 35203. The residence of Robert E. Lee is 231 Miracle Strip Parkway East, Mary Esther, Florida 32569. The residence of Marsha
A. Lauder is 1729 Springhill Avenue, Mobile, Alabama 36604. The residence of John H. Martin is 18779 Scenic Highway 98, Point Clear, Alabama 36564. The residence of Paul H. Parham is P.O. Box 193, Jackson, Alabama 36545. The residence of John Sevier Parker is 695 Bellangee, Fairhope, Alabama 36532. The residence of Rodney A. Pilot is 309 Woodbridge Circle, Daphne, Alabama 36609. The residence of J. Paul Sims and Jacqueline E. Sims is 25 Park Terrace, Mobile, Alabama 36604. The residence of G. Marshall Smith and Gloria G. Smith is 1613 Fairhaven Drive, Gautier, Mississippi 39553. The residence of Lawrence P. Thomas and Janet M. Thomas is 56 Saggin Oaks Court, Fairhope, Alabama 36532.
The residence of Hugh C. Van Hooser and Olive Van Hooser is 3807 Cypress Shores Drive North, Mobile, Alabama 36619. The residence of Brent H. Waldron is 2 Johnny Mercer Boulevard Apartment 1309, Savannah, Georgia 31410. The residence of George J. Waldron, III and Joan H. Waldron is 2088 Venetia Road, Mobile, Alabama 36605. The residence of Joel Michael Waldron is 5504 Regency Oaks Drive North, Mobile, Alabama 36609. The residence of Mae S. Waldron is 5504 Regency Oaks Drive North, Mobile, Alabama 36609. The business address of Hosea O. Weaver and Sons, Inc. is Attention: Paul Weaver 7450 Howells Ferry Road,
Mobile, Alabama 36689.

           (c) The following sets forth as to each natural Reporting Person: his or her name; his or her present occupation or employment; and the name, principal business, and address of any corporation or other organization in which such employment is conducted. For business entities, the following sets forth the entities name and principal business. E. Harmon Anderson, Jr. and Rebecca V. Anderson are retired. Annwill Corporation's principal business is leasing office space. Ruth W. Bedsole is retired. Richard Bounds is an attorney whose business address is P.O. Box 66705 Mobile, Alabama 36660. Bryanell S. Brown is an owner of Millry Telephone Company whose business address is P.O. Box 45, Millry, Alabama 36558. Darrell Brown is an owner of Millry Telephone Company whose business address is P.O. Box 45, Millry, Alabama 36558. Darrell Raiford Brown is an owner of Millry Telephone Company whose business address is P.O. Box 45, Millry, Alabama 36558. Caroline Brown is not employed. Paul E. Brown is employed by Millry Telephone Company whose business address is Highway 17, Millry, Alabama 36558. William M. Callahan, Jr. is a vice-president of MWS Land whose principal business is development of timberlands and whose business address is P.O. Box 39, Jackson, Alabama 36545. Mollye S. Callahan is a retired schoolteacher. David Gerald Chunn is a retired investor. John R. Cross is the owner of Gulf Coast Trucking and Equipment whose principal business is sales and whose business address is 2260 Halls Mill Road, Mobile, Alabama 36606. John Randolph Delchamps is a real estate broker and owner of Randy Delchamps Real Estate whose principal business is commercial real estate development and whose address is 600 Bel Air Boulevard, Suite 131, Mobile, Alabama 36606. Nancy H. Delchamps is not employed. Raine Bedsole Demmas is not employed. John E. Foster and Adeline D. Foster are retired. William O. Haas is employed by U-Store-It whose principal business is leasing and whose business address is 550 Fairhope Avenue, Fairhope, Alabama 36532. Ann Haas is not employed. W. Dwight Harrigan is an owner of Scotch Lumber whose principal business is the production of timber products and whose business address is #1 Main Street, Fulton, Alabama 36446. William Dwight Harrigan, III is an owner of Scotch Lumber whose principal business is the production of timber products and whose business address is #1 Main Street, Fulton, Alabama 36446. Ann B. Hearin is a salesperson who is employed by

Village Peddler whose principal business is cookware sales and whose business address is 312 Fairhope Avenue, Fairhope, Alabama 36532. Joan H. Hearn is an accountant for Marble Works, Inc. whose business is manufacturing marble fixtures and whose business address is 7738 McKinley Avenue, Mobile, Alabama 36608. Ann A. Hinote is not employed. Samuel I. Hinote is a catfish farmer, and he is employed by Bayou Fisheries whose business is catfish farming and whose business address is 2136 Highway 450, Greenville, Mississippi 38704. Thomas A. Horst, Jr. is retired. Ann S. Bedsole is retired. Diane A. Ireland and Scott B. Ireland are retired. Frederick T. Kuykendall, III is an attorney, and he is a partner in the law firm Cooper, Mitch, Crawford, Kuykendall, and Whatley, L.L.C. whose business address is 1100 Financial Center, 505 North 20th Street, Birmingham, Alabama 35203. Robert E. Lee is an automobile dealer, and he is employed by Lee Automotive Group, Inc. whose principal business is automotive sales and service and whose business address is 541 Mary Esther Cutoff, Fort Walton Beach, Florida 32548. Marsha A. Lauder is the officer manager for physicians whose business address is 1729 Springhill Avenue, Mobile, Alabama 36609. John H. Martin is a managing director of Morgan Keegan and Company, Inc. whose principal business is financial services and whose business address is 553 Fairhope Avenue, Fairhope Alabama 36532. Paul H. Parham's principal occupation is construction, and he is employed by Parham and Parham whose business address is P.O. Box 488, Jackson, Alabama 36545. John Sevier Parker is a self-employed investor who works from his home residence. Rodney A. Pilot owns and manages Pilot Catastrophe Services whose principal business is catastrophe related services and whose address is 1055 Hillcrest Rd. Suite B2, Mobile, Alabama 36609. J. Paul Sims and Jacqueline E. Sims are retired. G. Marshall Smith is an industrial salesman, and he is employed by Gulf Sales and Supplies whose business is industrial supplies and whose address is 1909 Kenneth

Avenue, Pascagoula, Mississippi. Gloria G. Smith is not employed. Lawrence P. Thomas is a contractor and is employed by Thomas Roofing Company, Inc. whose principal business is commercial roofing and whose business address is P.O. Box 485, Mobile, Alabama 36601. Janet M. Thomas is not employed. Hugh C. Van Hooser and Olive Van Hooser are retired. Brent H. Waldron is a chemical salesman, and he is employed by United Industries Corporation whose principal business is chemical sales and whose business address is 8825 Page Boulevard, St. Louis, Missouri 63114. George J. Waldron, III is the owner of GJW Enterprises, Inc. whose principal business is investing and whose business address is 2088 Venetia Road, Mobile, Alabama 36605. Joan H. Waldron is retired. Joel Michael Waldron does light manual labor for Marc Enterprise. Mae S. Waldron is retired. Hosea O. Weaver and Sons, Inc. is a construction company.

     (d) To the knowledge of the undersigned, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

     (e) To the knowledge of the undersigned, during the last five years, none of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) All natural Reporting Persons are citizens of the United States. Annwill Corporation and Hosea O. Weaver and Sons, Inc. are Alabama corporations.

Item 3.  Source and Amount of Funds or Other Consideration
         -------------------------------------------------

              The Reporting Persons used an aggregate of at least $4,522,659.37 of personal funds to purchase the Securities. Additionally, the Reporting Persons acquired Securities through other means as follows. Annwill Corporation purchased its Securities with its working capital. John Randolph Delchamps acquired some of his Securities through gifts. Nancy H. Delchamps acquired some of her Securities through gifts from John Randolph Delchamps. John E. Foster acquired 500 shares through an Individual Retirement Account (IRA). John Randolph Delchamps, Scott B. Ireland, Diane A. Ireland, Frederick T. Kuykendall, III, Robert E. Lee, George J. Waldron, III and Joan H. Waldron acquired a portion of their Securities through a margin account with Morgan Keegan. Hugh C. Van Hooser acquired 7,755 of his 19,545 shares through an IRA. Brent H. Waldron acquired his Securities through a gift. George J. Waldron, III acquired a portion of his Securities through gifts and an IRA. Joan H. Waldron acquired a portion of her Securities through gifts. Mae S. Waldron acquired 3,121 of her Securities through a distribution from an ESOP upon retirement from Delchamps, Inc. and 24,509 of her Securities through gifts. Hosea O. Weaver and Sons, Inc. purchased its Securities through its working capital.

Item 4.  Purpose of Transaction
         ----------------------
              The purpose of the transaction is to form a group (the "Group") to achieve certain benefits with respect to the exercise of dissenters' rights by the Group under the Alabama Business Corporation Act, which benefits are expected to include, without limitation: (i) as a result of the allocation of costs among the Group members, the cost incurred by each Group member should be less than would be experienced by the Group member if he or she pursued his or her dissenters' rights claim individually, (ii) as a result of each Group member's delegation of authority to the Agent, with respect to the assertion of the dissenters' rights claims, the time requirements of each Group member should be less than would be experienced by the Group member if he or she pursued his or her dissenters' rights claims individually, and (iii) as a result of the Group members' collective assertion of their dissenters' rights claims, any proceedings in which those dissenters' rights claims are adjudicated should be more efficiently conducted.

Item 5. Interest in Securities of Issuer
        --------------------------------

              (a) The aggregate number and percentage of Securities to which this Schedule 13D relates is 620,749 shares, representing 8.8% of the 7,200,043 shares outstanding as reported by the Issuer in its Proxy Statement dated October 10, 1997 with respect to the Special Meeting of Shareholders of the Company to be held on November 4, 1997, as of the October 8, 1997 record date set forth in the Proxy Statement. The Reporting Persons beneficially own those Securities as follows. E. Harmon Anderson, Jr. and Rebecca V. Anderson beneficially own 575 shares, or approximately 0.0% of the shares outstanding, in a joint account. Annwill Corporation beneficially owns 7,000 shares, or approximately 0.1% of the shares outstanding. Ruth W. Bedsole may be deemed to beneficially own 6,250 shares, or 0.1% of the shares outstanding, because she owns individually an account with 2,000 shares and she is the Executrix of the Estate of James Bedsole which owns an account with 4,250 shares. Richard Bounds beneficially owns 5,000 shares, or 0.1% of the shares outstanding. Bryanell S. Brown and Darrell Brown may each be deemed to beneficially own 10,525 shares, or 0.1% of the shares outstanding, because they are married and they have accounts consisting of: 8,150 shares in a joint account; 450 held in an IRA for Bryanell
S. Brown; and 1,925 shares owned by Darrell

Brown. Darrell Raiford Brown and Caroline Brown beneficially own through a joint account 3,550 shares, or 0.0% of the share outstanding. Paul E. Brown beneficially owns 3,140 shares, or 0.0% of the shares outstanding, consisting of an account with 2,200 shares and an IRA with 940 shares. William M. Callahan, Jr. and Mollye S. Callahan each beneficially own 600 shares, or 0.0% of the shares outstanding, which they own through a joint account. David Gerald Chunn beneficially owns 7,200 shares, or 0.1% of the shares outstanding. John R. Cross beneficially owns 1,000 shares, or 0.0% of the shares outstanding. John Randolph Delchamps and Nancy H. Delchamps may be deemed to beneficially own 254,723 shares, or 3.5% of the shares outstanding, because they are married and they own shares consisting of: 187,440 owned in an individual account by John Randolph Delchamps; 12,496 shares in John Randolph Delchamps' IRA; 40,121 shares owned by John Randolph Delchamps as record holder; and 14,666 shares owned by Nancy H. Delchamps as record holder. However, John Randolph Delchamps disclaims beneficial ownership of the 14,666 shares beneficially owned by Nancy H. Delchamps, and Nancy H. Delchamps disclaims the 240,057 shares beneficially owned by John Randolph Delchamps. Raine Bedsole Demmas beneficially owns 1,000 shares, or 0.0% of the shares outstanding. John E. Foster and Adeline D. Foster may be deemed to beneficially own 1,250 shares, or 0.0% of the shares outstanding, because they are married and they own 750 shares through a joint account and John E. Foster owns 500 shares through an IRA. William O. Haas and Ann R. Haas may be deemed to beneficially own 18,000 shares, or 0.2% of the outstanding shares, consisting of 11,000 shares they own in a joint account and 7,000 shares owned by Annwill Corporation, a wholly owned corporation. W. Dwight Harrigan beneficially owns 17,750 shares, or 0.2% of the outstanding shares. William Dwight Harrigan, III may be deemed to beneficially own 1,900 shares, or 0.0% of the shares outstanding, owned by the

Andrew Boyd Harrigan Trust of 1990 because he is the trustee. Ann B. Hearin beneficially owns 950 shares, or 0.0% of the shares outstanding. Joan H. Hearn beneficially owns 1,500 shares, or 0.0% of the shares outstanding. Ann A. Hinote and Samuel I. Hinote may be deemed to beneficially own 12,165, or 0.2% of the outstanding shares, because Ann A. Hinote and Samuel I. Hinote are married and they beneficially own shares consisting of: 11,050 shares owned by Ann I. Hinote individually; 240 shares owned by Samuel I. Hinote individually; and 875 shares owned by Amy E. Hinote for which Samuel I. Hinote is the custodian. Thomas A. Horst, Jr. beneficially owns 5,400 shares, or 0.1% of the shares outstanding, consisting of 4,500 shares beneficially owned through a personal account and 900 shares beneficially owned through an IRA. Ann S. Bedsole may be deemed to beneficially own 1,350 shares, or 0.0% of the shares outstanding, because she is the Executrix of the Estate of Margaret Huey who owns the shares. Diane A. Ireland and Scott B. Ireland each beneficially owns 1,200 shares, or 0.0% of the shares outstanding, consisting of a joint account owned by them. Frederick T. Kuykendall, III beneficially owns 21,180 shares, or 0.3% of the shares outstanding. Robert E. Lee beneficially owns 19,500 shares, or 0.3% of the shares outstanding. Marsha A. Lauder beneficially owns 3,000 shares, or 0.0% of the shares outstanding. John H. Martin may be deemed to beneficially own 59,519 shares, or 0.8% of the shares outstanding, because he owns 43,758 shares in a personal account; 250 shares in an IRA; 10,322 shares in a 401(k) plan; he is the custodian of 1,740 shares held in an account for his minor daughter, Julia McGowin Martin; and he is the custodian of 3,449 shares held in an account for his minor son, White Smith Martin. Paul H. Parham beneficially owns 3,350 shares, or 0.0% of the shares outstanding, which he owns with his wife in a joint account. John Sevier Parker beneficially owns 3,200 shares, or 0.0% of the shares outstanding, in an individual account. Rodney A. Pilot beneficially owns 15,000 shares, or 0.2% of the shares outstanding, in an individual account. J. Paul Sims and Jacqueline E. Sims each beneficially own 4,000 shares, or 0.1% of the shares outstanding, in a joint account. G. Marshall Smith and Gloria G. Smith each beneficially own 12,900 shares, or 0.2% of the shares outstanding, in a joint account. Lawrence P. Thomas and Janet M. Thomas each beneficially own 900 shares, or 0.0% of the shares outstanding, in a joint account. Hugh C. Van Hooser and Olive Van Hooser may be deemed to beneficially own 19,545 shares, or 0.3% of the shares outstanding, because they are married and they beneficially own shares consisting of 7,755 shares owned by Hugh C. Van Hooser is an individual account and 11,790 shares owned by them in a joint account. Brent H. Waldron beneficially owns 10,138 shares, or 0.1% of the shares outstanding, in an individual account. George J. Waldron, III and Joan H. Waldron may be deemed to beneficially own 63,309 shares, or 0.9% of the shares outstanding, because they are married they each may beneficially own shares consisting of: 51,880 shares owned by them in a joint account; 5,369 shares owned by George J. Waldron, III held in an IRA; 170 shares owned by Joel Michael Waldron who George
J. Waldron, III is a legal guardian for; and 5,890 shares owned by their minor daughter, Kristy Lynn Waldron, who resides with them. Joel Michael Waldron is the beneficial owner of 170 shares, or 0.0% of the shares outstanding. Mae S. Waldron beneficially owns 27,630 shares, or 0.4% of the shares outstanding, consisting of 24,509 shares she owns in a personal account and 3,121 shares held in an IRA account. Hosea O. Weaver & Sons, Inc. beneficially owns 6,000 shares, or 0.1% of the shares outstanding, in an individual account.

              (b) Of the Securities listed in paragraph 5(a) above, each Reporting Person shares the power to vote and dispose of the Securities with Frederick T. Kuykendall, III, as agent. Additionally, certain Reporting Persons share the power to vote and dispose of the Securities with others as well. E. Harmon Anderson, Jr. and Rebecca V. Anderson share the power of voting and disposition of their 575 shares. George J. Waldron, III and Joan H. Waldron share the power of voting and disposition of 51,880 shares. Joel Michael Waldron's power of voting and disposition of 170 shares is vested in George J. Waldron, III and Sharon W. Padgett (guardians). John E. Foster and Adeline D. Foster share the power of voting and disposition of 1,250 shares. Hugh C. Van Hooser and Olive Van Hooser share the power of voting and disposition of 19,545 shares. William M. Callahan, Jr. and Mollye S. Callahan share the power of voting and disposition of 600 shares. J. Paul Sims and Jacqueline E. Sims share the power of voting and disposition of 4,000 shares. Raiford Brown and Caroline Brown share the power of voting and disposition of 3,550 shares. William O. Haas and Ann R. Haas share the power of voting and disposition of 18,000 shares. Scott B. Ireland and Diane A. Ireland share the power of voting and disposition of 1,200 shares. Samuel I. Hinote and Ann A. Hinote share the power of voting and disposition of 12,165 shares. Lawrence P. Thomas and Janet M. Thomas share the power of voting and disposition of 900 shares.

              (c) The only transaction concerning the Securities by the Reporting Persons during the last 60 days was a sale of 2,000 shares by Hugh C. Van Hooser on October 24, 1997 for $59,250 to Morgan Keegan.

              (d) Frederick T. Kuykendall, III, as agent for the benefit of the Reporting Persons, has the right to receive all monetary awards, settlement proceeds or other monies payable to the Reporting Persons or for the Reporting Persons' Securities as a result of the merger of Delta Acquisition Corporation into the Delchamps, Inc. or the exercise of the Reporting Persons' dissenters' rights claims under the Alabama Corporation Act.

              (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
         ---------------------------

              Each of the Reporting Persons has entered into a separate written agreement (an "Engagement Agreement") with Frederick T. Kuykendall, III (the "Agent"), which Engagement Agreement appoints the Agent as the proxy, agent and attorney-in-fact of the Reporting Persons with respect to the Securities owned beneficially by the Reporting Persons. The form of Engagement Agreement, containing conformed signatures of the Reporting Persons, is filed as Exhibit 1 hereto.

Item 7.  Material to be Filed as Exhibits
         --------------------------------

           Exhibit 1 Engagement Agreement between the Reporting Persons and Frederick T. Kuykendall, III.

           Exhibit 2         Joint Filing Agreement


Signature

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 31, 1997


                                  E. HARMON ANDERSON, JR.


                                  By:/s/ Frederick T. Kuykendall, III
                                     -------------------------------------
                                     E. Harmon Anderson, Jr.
                                     by:  Frederick T. Kuykendall, III,
                                     Agent and Attorney-in-Fact

                                 REBECCA V. ANDERSON


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Rebecca V. Anderson
                                    by:  Frederick T. Kuykendall, III,
                                    Agent and Attorney-in-Fact


                                 ANNWILL CORPORATION


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    William O. Haas, President
                                    by:  Frederick T. Kuykendall, III,
                                    Agent and Attorney-in-Fact


                                 ANN S. BEDSOLE, EXECUTRIX


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Ann S. Bedsole, Executrix
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 RUTH W. BEDSOLE, INDIVIDUALLY AND
                                 AS EXECUTRIX OF THE JAMES BEDSOLE
                                 ESTATE


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Ruth W. Bedsole
                                    by:  Frederick T. Kuykendall, III,
                                    Agent and Attorney-in-Fact


                                 RICHARD BOUNDS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Richard Bounds
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 BRYANELL S. BROWN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Bryanell S. Brown
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 DARRELL BROWN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Darrell Brown
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 DARRELL RAIFORD BROWN


                                 By:/s/ Frederick T. Kuykendall, III
                                 -----------------------------------------
                                    Darrell Raiford Brown
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 CAROLINE BROWN


                                 By:/s/ Frederick T. Kuykendall, III
                                 -----------------------------------------
                                    Caroline Brown
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 PAUL E. BROWN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Paul E. Brown
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 MOLLYE S. CALLAHAN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Mollye S. Callahan
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 WILLIAM M. CALLAHAN, JR.


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    William M. Callahan, Jr.
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 DAVID G. CHUNN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    David G. Chunn
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JOHN R. CROSS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    John R. Cross
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JOHN RANDOLPH DELCHAMPS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    John Randolph Delchamps
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 NANCY H. DELCHAMPS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Nancy H. Delchamps
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 RAINE BEDSOLE DEMMAS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Raine Bedsole Demmas
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                   ADELINE D. FOSTER


                                   By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                      Adeline D. Foster
                                      by:  Frederick T. Kuykendall, III
                                      Agent and Attorney-in-Fact


                                   JOHN E. FOSTER, M.D.


                                   By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                      John E. Foster, M.D.
                                      by:  Frederick T. Kuykendall, III
                                      Agent and Attorney-in-Fact


                                   ANN R. HAAS


                                   By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                      Ann R. Haas
                                      by:  Frederick T. Kuykendall, III
                                      Agent and Attorney-in-Fact

                                 WILLIAM O. HAAS

                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    William O. Haas
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 W. DWIGHT HARRIGAN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    W. Dwight Harrigan
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 WILLIAM DWIGHT HARRIGAN, III
                                 TRUSTEE, ANDREW BOYD HARRIGAN
                                 TRUST OF 1990


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    William Dwight Harrigan, III, Trust
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 ANN B. HEARIN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Ann B. Hearin
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JOAN H. HEARN


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Joan H. Hearn
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 ANN A. HINOTE


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------------
                                    Ann A. Hinote
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 SAMUEL I. HINOTE, INDIVIDUALLY AND
                                 AS CUSTODIAN FOR AMY E. HINOTE


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------------
                                    Samuel I. Hinote, Individually and as
                                    Custodian for Amy E. Hinote
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 THOMAS A HORST, JR.

                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------------
                                    Thomas A. Horst, Jr.
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 DIANE A. IRELAND


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------------
                                    Diane A. Ireland
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 SCOTT B. IRELAND

                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------------
                                    Scott B. Ireland
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 FREDERICK T. KUYKENDALL, III


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Frederick T. Kuykendall, III


                                 MARSHA A. LAUDER


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Marsha A. Lauder
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 ROBERT E. LEE


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Robert E. Lee
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JOHN H. MARTIN, INDIVIDUALLY AND AS
                                 CUSTODIAN FOR JULIA MCGOWIN
                                 MARTIN, WHITE SMITH MARTIN, THE
                                 JOHN H. MARTIN IRS AND THE JOHN H.
                                 MARTIN 401K


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    John M. Martin
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 PAUL H. PARHAM


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Paul H. Parham
                                    by:  Frederick T. Kuykendall, III,
                                    Agent and Attorney-in-Fact

                                 JOHN S. PARKER


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    John S. Parker
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 RODNEY A. PILOT


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Rodney A. Pilot
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 J. PAUL SIMS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    J. Paul Sims
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JACQUELINE E. SIMS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Jacqueline E. Sims
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 G. MARSHALL SMITH


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    G. Marshall Smith
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 GLORIA G. SMITH


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Gloria G. Smith
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 LAWRENCE P. THOMAS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Lawrence P. Thomas
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JANET M. THOMAS


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Janet M. Thomas
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 HUGH C. VAN HOOSER


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Hugh C. Van Hooser
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 OLIVE VAN HOOSER


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Olive Van Hooser
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 BRENT H. WALDRON


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Brent H. Waldron
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 GEORGE J. WALDRON, III


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    George J. Waldron, III
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JOAN H. WALDRON


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Joan H. Waldron
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact


                                 JOEL MICHAEL WALDRON


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Sharon W. Padgett, Guardian
                                    by:  Frederick T. Kuykendall, III,
                                    Agent and Attorney-in-Fact


                                 MAE S. WALDRON


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Mae S. Waldron
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact

                                 HOSEA O. WEAVER & SONS, INC.


                                 By:/s/ Frederick T. Kuykendall, III
                                    --------------------------------------
                                    Paul E. Weaver, President
                                    by:  Frederick T. Kuykendall, III
                                    Agent and Attorney-in-Fact